Exhibit 23(f)3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212328) and Form S-8 (Nos. 333-26963 and 333-154965) of Southern Company Gas of our report dated February 15, 2019, relating to the consolidated financial statements of Southern Natural Gas Company, L.L.C., which appears in this Form 10-K of Southern Company Gas.

/s/BDO USA, LLP

Houston, Texas
February 15, 2019